GREENSHIFT RELEASES SHAREHOLDER LETTER

NEW YORK,  N.Y.,  June 22, 2007 - GreenShift  Corporation  (OTC Bulletin  Board:
GSHF) chairman and chief executive officer, Kevin Kreisler, issued the following letter to GreenShift's shareholders today:

Dear Shareholders:

We have accomplished much since GreenShift initiated operations in April 2005, and we are proud and excited by the progress we have made in our various operations. But we have a number of significant issues that we face today that are in need of correction.

Chief among these issues is that of share value. We believe that the current share price of each of our companies does not accurately reflect the value of what we have built.

Our mission is to create valuable opportunities for many people and companies to use resources more efficiently and to be more profitable. To accomplish this, we target and reduce or eliminate consumption inefficiencies by

>> developing and implementing incremental advances in technologies and business practices

>> that leverage established infrastructure and distribution channels to enable increased and sustainable profits

>> by decreasing the consumption of natural resources and the generation of wastes and emissions.

We are focused on implementing this model first in the agriproducts sector, where we have sought out applications of technology that create value-added co-product and waste extraction and refining opportunities.

In the past two years GreenShift and its affiliated companies raised and deployed about $40 million in capital to successfully: (i) acquire and develop technologies that are capable of cost-effective "plug-and-play" integration into existing agriproducts plants; (ii) develop the go-to-market capabilities necessary to bring these technologies to market; (iii) complete early-stage commercialization and finalize the application of the first two of our technologies; (iv) sell and commission early-adopter and commercial implementations of these two technologies; (v) execute a number of agreements that are vital to the foundation of our long term commercialization plans, and, importantly, (vi) initiate positive cash flows. Some of the more significant of our technology-centric achievements include:

>>       Corn Oil Extraction

          Our process engineering and technology transfer company, GS CleanTech Corporation, acquired its patent-pending Corn Oil Extraction technology in early 2006. This technology efficiently extracts crude corn oil from a co-product of ethanol production at rates and efficiencies that outstrip any conventional extraction process. GS CleanTech has executed 6 contracts with ethanol producers that provide for the extraction and purchase of more than 30 million gallons of crude corn oil. Two early adopter extraction systems were sold and commissioned during 2006, and we recently commissioned our first deployment where we retain the right to buy and sell the extracted oil at rate equal to more than 1.2 million gallons per year. This oil is currently worth upwards of $1.50 per gallon and GS CleanTech has just begun to sell oil this month. An additional 4 systems are planned for deployment over the balance of this year and we have many similar potential contracts in our sales pipeline. If all of these new contracts are signed, they will provide us over 60 million additional gallons of corn oil extraction potential.

>>       Biodiesel Production Equipment

          Our fuel production company, GS AgriFuels Corporation, recently acquired a biodiesel technology provider, NextGen Fuel, Inc., which had developed and completed early stage commercialization of a patent-pending continuous flow biodiesel system. The NextGen systems, which include both direct and transesterification, are skid mounted and sized to produce 5 million or ten 10 million gallons of biodiesel per year. Traditional processes typically require several hours to complete the conversion of qualified vegetable oils and animal fats into biodiesel; we intensify and idealize the conditions under which this conversion occurs and we are consequently able to complete the conversion in minutes instead of hours - at a much smaller scale than traditional processes, and at reduced capital and operating costs as compared to traditional processes. These benefits also allow us to efficiently convert a broader array of feedstocks than any traditional process that we are aware of. Since acquiring NextGen we have improved and refined the technology, completed commercialization and recently successfully shop-tested two systems for U.S. clients.

>>       Development of Corn Oil Biodiesel Production Facilities

          We recently announced the execution of letters of intent that call for GS CleanTech to design, build and integrate an additional 12 corn oil extraction systems with integral biodiesel systems at 4 separate ethanol production facilities. In addition, GS CleanTech recently executed an agreement for the extraction of about 7 million gallons per year of corn oil at an ethanol facility next to one of GS AgriFuels' planned biodiesel facilities. In all, these planned new extraction systems and biodiesel facilities will first extract and then convert about 37 million gallons of crude corn oil into biodiesel. GS CleanTech and GS AgriFuels will work together on these developments - GS CleanTech will provide and sell engineering, construction and technology transfer services in return for a mixture of process engineering and plant construction sales, technology royalties and selected feedstock sales, and GS AgriFuels will provide its biodiesel systems and invest in the various projects. If these letters of intent are successfully converted into executed contracts and the relevant projects are financed, these prospects would result in a total of more than $90 million in additional process engineering and equipment sales and ongoing royalties for GS CleanTech and about $50 million per year in ongoing biodiesel sales for GS AgriFuels at current biodiesel prices.

That said, our successes are clearly not translating into share value. Our view is that the message is getting lost in the complexities of our capital structure.

We had an entirely different outcome in mind when we formed GreenShift as an investment company and seeded our various companies and technologies. Recall that our original structure included a number of public platform companies that were intended to focus on specific sectors - clean technology development, clean fuels production, clean energy production and environmental services. This structure was established to enable each company to raise capital with its own balance sheet, and its own equity, in order to support its own business model. A big part of the reason for this was that the investment theses were different from one business focus to the next - the structures and valuations used for financing emerging clean tech R&D, for example, are very different from those used to finance mature fuel or power production. At bottom, this structure was initially very successful as it resulted in the financing, acquisition and development of all of our core technologies and operations.

Last year, however, after recognizing the significance of the market opportunities presented by a few of our technologies in the rapidly expanding renewable fuels market, we narrowed our focus to financing and supporting the development and iterative roll-out of our leading technologies and related operations.

Today, we have commercialized essential technologies that have been designed to service needs that few (if any) others currently have the capability to fulfill, and we have positioned these technologies for deployment in an expansively growing renewable fuels market.

The opportunities in front of us in the biomass-derived fuels sector are simply tremendous and we would be remiss if we were to commit capital to anything but implementation in this vertical given our technological advantages.

With this narrowing in focus, the capital structure that we successfully used to seed our technologies has become a costly distraction and an unnecessary drain on resources. Therefore, we have initiated steps to simplify our capital structure and increase the transparency of our operations. This is a process that I believe to be critical to our growth and I am committed to seeing it through to an expedient and cost-effective conclusion.

Our plan involves (1) merging GS CleanTech into GreenShift and, separately, merging GS Energy into GS AgriFuels, (2) liquidating non-core assets, and (3) restructuring and refinancing our debt while we (4) increase sales and earnings in our core business units.

1.       Complete Pending Mergers

We believe that the GreenShift - GS CleanTech and GS AgriFuels - GS Energy mergers will help to reduce operational overlap and redundancies, promote a unified vision among our employees, reduce the confusion created by our current structure among customers, vendors, creditors, shareholders and other stakeholders, reduce the focus, capital, and other resources required to administer multiple public entities, and increase our ability to focus on creating value for our shareholders. Updates on these transactions follow:

     >>   GS AgriFuels - GS Energy Merger

          To complete this merger, we need to prepare and file a registration statement and secure regulatory approval. We have completed nearly all of the requirements for the filing of this registration statement and are now only waiting on the final third party legal and tax opinions. We expect to receive these opinions shortly and that we will file the registration statement before the end of this month. GS Energy shareholders will receive 1 share of GS AgriFuels for every 1,000 shares held in GS Energy on the record date for this merger. This merger can take anywhere from 3 to 6 months to complete, depending nearly entirely on how long it takes to secure regulatory approval.

     >>   GreenShift - GS CleanTech Merger

          The completion of this merger will also require the filing and approval of a registration statement. We have started to prepare this registration statement and our goal is to file it as soon as possible.

          GS CleanTech shareholders will receive 1 share of GreenShift for every 3 shares of GS CleanTech held on the record date for merger This exchange ratio was set based on the market price for both stocks at the time we announced the merger. Given the negative market response to our original plan to complete this merger, we considered a number of ways to improve the rate of exchange for minority shareholders of both GS CleanTech and GreenShift, from simply changing the exchange rate, which could have significant negative tax consequences on GS CleanTech's minority shareholders, to financing a cash buyback of GS CleanTech stock, which would not be fair to the GS CleanTech shareholders at current market prices.

         We settled on decreasing my ownership of the combined company down to 60% and eliminating all preferred stock upon completion of the merger. GreenShift currently owns about 80% of GS CleanTech and I currently own about 80% of GreenShift in the form of preferred stock. We believe that we can prevent negative tax consequences for the minority shareholders of both companies simply by adjusting the conversion features of my preferred ownership in GreenShift. Importantly, this is intended to have the effect of increasing the aggregate percentage of the combined company owned by the minority shareholders of both companies from 20% to 40%.

2.       Liquidate Non-Core Assets

We will liquidate or otherwise divest ourselves of any investment, company or asset that is not critical to our continued operation and growth. We have already sold off a non-core engineering unit and a minority investment, and we are exploring the sale of several of our other minority investments (we will retain our existing stakes in Sterling Planet and TerraPass). In addition, we are ceasing all R&D activity that does not complement our core technologies and business lines.

We have also negotiated for the sale our majority stake in GS Carbon Corporation to Seaway Capital, Inc., a growth equity and leveraged buyout company. Prior to the sale we will transfer all of our investments, intellectual properties and existing operations out of GS Carbon into GS CleanTech. The transfer to GS CleanTech and the subsequent sale to Seaway will occur on or before June 30, 2007. Seaway's plans for the remaining GS Carbon public shell include the acquisition of Seaway's majority stake in a retail big box chain and the financing and acquisition of other targeted retail chains with an aggregate of more than $30 million in sales. Notably, Seaway has already received term sheets for the financing necessary to support its acquisition plans.

3.       Restructure and Refinance Debt

We have reduced our consolidated debt by about $5 million over the past several months through a combination of cash payments and equity conversions. We expect to effect further significant reductions over the balance of this year. Most of the future reductions will occur through cash payments, since we expect equity conversions to soon cease for the foreseeable future.

We need to restructure and then refinance our remaining debt. We have held favorable initial discussions with our senior creditors, each of whom has indicated a willingness to materially improve the terms of our existing debt financing in ways that support our consolidation process given the progress of our operations and our payment history. We are accordingly optimistic that we will be able to restructure a significant amount of our debt in the near term. We are working on this now.

We will, however, and even after this restructuring, need to reduce and refinance all of our remaining debt. We plan to do so with a combination of cash flows and lower cost debt and equity that we bring in at the much higher valuations justified by the performance of our core operations.

4.       Execute in Core Businesses

At the conclusion of the mergers and other transactions described above, GreenShift will have two majority-owned public subsidiaries, GS AgriFuels and GS EnviroServices, as shown here:


                            GreenShift Corporation
                                (OTCBB: GSHF)
                                       |
          |-------------------------------------------------------|
          |                                                       |
    GS Agrifuels                                          GS EnviroServices
   (OTCBB: GSGF)                                            (OTCBB: GSEN)

The operations of each company will be as follows:

>>       GreenShift Corporation
>>       Process Engineering & Plant Construction Services
>>       Technology Licensing
>>       Feedstock Extraction & Sales
>>       Early Stage Technology Acquisition and Development
>>       GS AgriFuels Corporation (OTC Bulletin Board: GSGF)            Majority Owned Public Subsidiary
>>       Biofuels Production Equipment Manufacturing & Sales
>>       Biodiesel Production & Sales
>>       Other Biomass Derived Fuel & Energy Production & Sales
>>       Oilseed Crushing & Vegetable Oil Sales

>>       GS EnviroServices, Inc. (OTC Bulletin Board: GSEN)             Majority Owned Public Subsidiary
>>       Industrial Waste Management Services
>>       Environmental Engineering Services
>>       Site Remediation Services

As an example of our revenue generating potential moving forward, the completion of construction and full deployment of a total of just 30 million gallons per year of corn oil extraction with integral biodiesel production capability could generate about $72 million in process engineering and plant construction sales and about $3 million in annual royalties for the merged GreenShift - GS CleanTech. Our target is to ultimately deploy 120 million gallons of corn oil extraction and biodiesel production capability.

GS AgriFuels, as the majority owner of these biodiesel production facilities, would generate about $85 million per year in ongoing biodiesel sales with better than 25% EBITDA margins at current market prices. Given the contracts, letters of intent and other recent developments detailed above, GS AgriFuels could be producing biodiesel at the 30 million gallon per year run-rate in as little as 12 months.

In addition, we believe that GS AgriFuels can generate well in excess of $50 million per year in equipment sales, and that GS AgriFuels' oilseed crush division, Sustainable Systems, can produce more than $70 million in annualized vegetable oil and biodiesel sales after the completion of the expansion of its Montana based crush facility later this year.

Finally, GS EnviroServices, which is currently generating about $16 million per year in sales, can be expected to grow its sales at an annual rate of more than 20% for the next few years given its recently completed and planned acquisitions.

The Path Forward

Our technologies are robust, scalable, energy efficient, modular and, importantly, capable of rapid and cost-effective "plug-and-play" integration into the existing agribusiness infrastructure. These advantages converge to enable the refining of many different alternative feedstocks into clean and renewable energy and several different clean fuels cost-effectively at small scales. We believe that this capability is highly valuable because it enables us to reduce commodity risk by creating opportunities to manage production assets in response to fluctuating market conditions. No single conventional or new technology or group of technologies that we are aware of can currently achieve this.

Our commercialization plan for these technologies involves the iterative integration and synergistic application of several technologies into traditional agriproducts plants in ways that enable us to upgrade production and cost-average down the capital and operating costs traditionally associated with renewable fuel production. Our intention is to commercialize and generate cash flows from our technologies according to the following roll-out schedule:

         Step 1 corn oil extraction
         Step 2 integral biodiesel production
         Step 3 integral biomass gasification for heat and power applications Step 4 integral biomass gasification for liquid fuels applications
         Step 5 integral bioreformation of carbon dioxide into algal biomass and additional liquid fuels

Importantly, each step is designed to integrate and work with each of the previous steps as well as the host facility to capitalize on all practical operating synergies. The commercialization process for Steps 1 and 2 is complete and we are actively implementing a go-to-market based on these technologies. The technologies needed for Steps 3 and 4 are nearly complete with their early-stage commercialization process and we plan to start our marketing of these capabilities later this year. The technologies needed for Step 5 are still deep in the R&D stage and require additional capital to prove out, but we are very committed to bringing a cost-effective implementation of bioreactor technology to market - this a key strategic initiative for GreenShift moving forward.

On the morning after the U.S. Senate passed a bill that calls for increased ethanol production, our focus on upgrading traditional ethanol facilities with "plug-and-play" modular technology was never more timely. We will continue to remain relentlessly focused on developing and implementing technologies that make existing and new ethanol plants more efficient. We will then do the same for other traditional agriproducts plants, such as oilseed crush plants and animal and livestock processing plants, and upgrade these plants into integrated multi-feedstock, multi-fuel biorefineries.

Our long-term strategy is to focus on the inevitable consequences of the way we use natural resources to make things, and to extract opportunities for positive economics by simultaneously increasing production efficiencies and reducing the upstream and downstream burdens of that production on our ecosystem. With increasing burdens on natural resources globally, both at the beginning and end of product supply chains, we must simply be smarter about how we use resources. GreenShift's long term mission is to make a significant contribution to achieving this.

For the time being, however, we will remain focused on sales and earnings growth through the deployment and commissioning of corn oil extraction systems, the sales of biodiesel equipment, the financing, construction and operation of our co-located corn oil biodiesel production facilities, the expansion and operation of our oilseed crush plant, and the growth of our environmental services group.

While the results have not been obvious and the impact has not yet translated into share value, our operations have made extraordinary strides in a short period of time and they are picking up steam. We will continue these efforts while we rationalize our capital structure as quickly and as cost-effectively as possible. We appreciate your patience through that process.

We intend to announce details shortly relative to the scheduling of a conference call that we would like to hold next week to respond to shareholder questions. We are grateful for your continued interest and support, and we look forward to our next communication.

Best Regards,

Kevin Kreisler
Chairman and Chief Executive Officer
GreenShift Corporation

About GreenShift Corporation
GreenShift Corporation develops and supports clean technologies and companies that facilitate the efficient use of natural resources. GreenShift's ambition is to catalyze the rapid realization of disruptive environmental gains by creating valuable opportunities for a great many people and companies to use resources more efficiently and to be more profitable. Additional information on GreenShift is available online at www.greenshift.com.

GreenShift owns majority stakes in GS CleanTech Corporation (OTC Bulletin Board:
GSCT), GS AgriFuels Corporation (OTC Bulletin Board: GSGF), GS Energy Corporation (OTC Bulletin Board: GSEG), GS Carbon Corporation (OTC Bulletin
Board: GSCR) and GS EnviroServices, Inc. (OTC Bulletin Board: GSEN).

Safe Harbor Statement
This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of GreenShift Corporation, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
GreenShift Corporation
Phone:   212-994-5374
Fax:     646-572-6336 fax
Email:   investorrelations@gs-cleantech.com
Web:     www.gs-cleantech.com

Investor Relations:
Andrew Hellman
CEOcast, Inc.
Phone:   212-732-4300

Public Relations:
Deborah McCandless
Walek & Associates | 317 Madison Ave. | Suite 2300 | New York | NY | 10017
Direct:  212.590.0523
Fax:     212.889.7174
E-mail:  dmccandless@walek.com
Web:     www.walek.com